Exhibit 99.1

The Laclede Group, Inc.
Presentation for Annual Meeting of Shareholders
January 26, 2012

Chief Financial Officer’s Remarks:

2011 was a very strong year for your Company, and this trend has continued into the first quarter of 2012. Our consolidated net income for 2011 was the third highest in Laclede’s history, and on a net economic earnings basis, 2011 was the highest in the Company’s history from a continuing operations perspective.  As you may recall, net economic earnings exclude from “net income” the after-tax impacts of fair value accounting adjustments related to energy–related transactions that have not yet been completed or settled.  This is a non-Generally Accepted Accounting Principles measure that we, as well as many analysts, believe provides a meaningful representation of the Company’s economic performance while only looking at those transactions that actually settled during the reporting period.

As we previously reported, our consolidated net income for fiscal 2011 was $63.8 million, or $2.86 diluted earnings per share.  That is 43 cents per share better than a year ago when our consolidated net income was $54.0 million.  On a net economic basis, our 2011 earnings totaled $62.4 million, or $2.79 per share, compared to $56.1 million, or $2.52 per share for 2010.

Your Company’s overall performance during 2011 was primarily driven by improved earnings at Laclede Gas Company, which reported $53.8 million in net income for the fiscal year, representing a 35% increase over 2010.  These higher earnings were driven by a general rate increase that went into effect September 1, 2010 and the non-regulated sale of propane inventories no longer required to serve our utility customers.  In addition, Laclede Gas Company’s earnings also benefitted from Infrastructure System Replacement Surcharge, or ISRS, revenues of approximately $2.2 million during the year. This nominal monthly charge allows the gas company to recover some of its costs associated with performing mandated distribution system improvements and safety-related projects between rate cases.

Laclede Energy Resources, or LER, our non-regulated natural gas marketing company, reported net income of $10.4 million for fiscal 2011, compared to $13.7 million for the prior year.  Stated on a net economic basis, LER’s earnings were $9.0 million for the fiscal year just ended, compared to $15.7 million for 2010.  The lower earnings for 2011 were largely due to reduced margins and lower natural gas sales volumes, driven mainly by narrow regional price differentials and limited price volatility that has become the norm in the marketplace.  Despite these challenges, LER continues to remain solidly profitable and is actively pursuing long-term revenue and margin growth through the renewal of transportation services agreements that better reflect current market conditions, as well as pursuing new customers offering greater margin opportunities.

Turning now to the first quarter of fiscal 2012, which ended December 31, 2011, Laclede Group’s net income totaled $25.2 million, or $1.12 per share, compared to $23.4 million, or $1.05 per share, for the same period last year.  On a net economic basis, Group’s first-quarter earnings were $24.9 million, or $1.11 per share, representing an increase of $1.5 million or $.06 per share, compared to the same quarter last year.

Laclede Gas Company reported net income of $21.7 million for the first quarter of 2012, which was slightly better than $21.5 million for the same quarter last year.  This represents a contribution of $0.97 to consolidated diluted earnings per share for the first quarter, compared to $0.96 in the prior year.  Gas Company results for the quarter reflected the effect of higher ISRS revenues and lower maintenance costs, partially offset by higher pension and benefit costs.

We anticipate that ISRS will continue to positively impact revenues during the remainder of 2012, as approximately 40% of our anticipated $104 million in capital spending for this year is related to ISRS eligible distribution system improvements.  Of note, this year’s capital spending level reflects an increase over previous years of approximately $5 to $10 million for these types of projects, as well as an increase of approximately $20 million related to our multi-year effort to replace most of our major business processes and technology platforms.  Importantly, these investments will provide us with the foundation to continue our efforts to operate safely and as efficiently and effectively as possible, while also providing our customers with high levels of service.

LER reported improved performance in the first quarter of 2012, finishing with net income of $3.7 million, compared to $1.9 million for the same quarter last year. It also saw a similar increase in net economic earnings to $3.4 million in the first quarter this year compared to $1.9 million for the same quarter in 2010.  These improved results generally reflect higher margins resulting from our aforementioned efforts to renew transportation agreements at costs that better reflect the current market environment.

As we look to the future, your Company remains well positioned to pursue its plans for growth, which you will hear more about in a few minutes from Suzanne.  Our balance sheet remains strong and we continue to have ready access to the credit and capital markets.  Our operating cash flow this past year was $167 million, which was more than sufficient to support our business requirements, as well as our annual dividend which was just increased to $1.66 per share.  I am also pleased to report that our “A”- range credit ratings have been recently reaffirmed by Standard & Poor’s, Moody’s and Fitch.  As we have discussed in prior years, these strong credit ratings enable us to borrow funds required to operate the business on both a long-term and short-term basis at very favorable rates.  Additionally, The Laclede Group and Laclede Gas continue to have solid multi-year base lines of credit in place of $50 million and $300 million, respectively.  These lines of credit provide us with not only the resources necessary to meet our short-term borrowing needs but also the financial flexibility necessary to operate in the current business environment.

Your Company has continued to take the right steps to successfully navigate the ongoing challenges of today’s marketplace.  We have a solid and growing core regulated business and a non-regulated entity that remains profitable and positioned for future opportunities. Our financial strength has both served us well in the past and has positioned us well to achieve our future strategic objectives.

In closing, I would be remiss if I did not recognize our Controller Jim Fallert who is retiring at the end of this month after 35 years of dedicated service.  Jim is frequently referred to as the “Professor” because of his ability to dissect and analyze the most complex accounting matters and explain them in a succinct, understandable, and actionable manner.  Jim, I, as well as the Company, have benefited from your innumerable contributions and commitment.  Your wise counsel and dry wit will be sorely missed by all of us, and we wish you and your wife Linda all the best as you embark on the next chapter of your life.  Thank you, Professor, for a job well done.

Chief Executive Officer’s remarks:

As has been my privilege on numerous occasions during my tenure as President, Chairman and Chief Executive Officer of your Company, I have positive news to share with you about the financial condition of The Laclede Group, as well as good news on our accomplishments during the past year and the outlook for the future.

As you just heard, we achieved very strong earnings during fiscal 2011 – our third highest earnings ever on a GAAP basis – behind only 2008 when we sold SM&P and 2009 and on a Net Economic Earnings basis, 2011 was our best earnings year ever.  Importantly, at the same time, we continued to take significant steps to build a stable foundation for future growth and remained focused on building shareholder value by enhancing customer care, operating efficiency and company culture while redesigning our business processes and procedures to equip the Company to meet today’s and tomorrow’s business challenges.  As a shareholder and employee of The Laclede Group, I am very proud of our accomplishments and optimistic about our future.

As you all know, I am retiring at the end of this month after 13 years as the Company’s Chief Executive Officer and Chairman of the Board.  Although I will greatly miss my colleagues, the work and the Company, I am looking forward to spending more time with my family, friends and associates, and I remain confident in my decision that now is the right time to retire as both an employee and a board member of your Company. I know this because I am leaving the Company in the hands of Suzanne Sitherwood, a strong and experienced leader, an experienced Board and hundreds of dedicated, well-qualified individuals, and the work they have done over the past 13 years to position us for continued future success.

But before, I recount several of our collective accomplishments of the past decade—accomplishments that have created a solid foundation for The Laclede Group - I first want to share some highlights from the past year.

For a while now, you have heard me talk about Continuous Improvement Project, or CIP, which has now become ingrained as our fundamental way of doing business.  As evidence of the value of this effort is the fact that our year-over-year fundamental operation and maintenance expenses (excluding gas costs, pension and group insurance) declined in 2011 for the second consecutive year.  You may recall that 2010’s year-over-year decline was the first for the Company in many years, making this back-to-back decrease all the more impressive.

The CIP effort is a multi-faceted effort that targets not only reducing operating costs by increasing operating efficiency, but also focuses on enhancing customer service and company culture.  Interestingly, one of our most impactful customer service initiatives during the past year took place in local high school gymnasiums.  The idea is really pretty basic.  A team of Laclede employees armed with laptops hosts an open house after-hours at a neighborhood school where customers who need financial assistance to restore their natural gas service or need assistance can discuss their options.  We work with the customers to help them find heat grant funds and other available resources to pay past due amounts and develop strategies for keeping their accounts current going forward.  These gatherings have proven to be very popular and productive as we have assisted many of our low-income customers and their families to get the gas back on and keep it on.  In essence, the mountain comes to Mohammed.

In addition to such targeted customer care initiatives, we are providing better, broader overall service to our customers as evidenced by an aggregate reduction in customer complaints again this year.  We are continually taking steps to anticipate our customers’ needs and exceed their expectations, and this improved level of customer service, and reduction in complaints, is a testament to our employees’ focus and efforts.

A year ago, I shared with you a preview of some of the steps we were taking to drive meaningful cultural changes throughout the organization.  This past year, we accelerated our efforts to train, develop and educate our employees to ensure that they are equipped to anticipate and address the changing challenges of today’s and tomorrow’s market place.  We rolled out an online training and resource center to all employees to give them access to a myriad of courses that range from general business fundamentals to topics relating directly to the natural gas industry.  Employees across the Company can take advantage of these programs to help them better perform their existing jobs or to help them develop the skills necessary to advance their career by moving on to other roles within the company.

In order to be a sustainable, successful organization, we must also create a culture that recognizes, values and maximizes workplace diversity and that leverages both differences and similarities to create a positive work environment in which each employee feels respected, valued and engaged.  We believe that embracing diversity and inclusion will positively impact your Company in many ways, including improving collaboration, enhancing engagement and productivity, and inspiring greater creativity and innovation among all employees.  In short, good common sense business.  Therefore, we have established a Diversity and Inclusion Council consisting of employees who will work to develop a plan for gaining a greater appreciation for our diversity and increasing inclusion at The Laclede Group.  Employees from around the Company are eagerly anticipating the results of the Council’s efforts, and we are committed to its success.

As a natural extension of CIP, during this past year, dozens of employees conducted an exhaustive analysis of our core technology systems and correctly determined that the logical next step was to redesign and replace these systems.  And “newBLUE” was born.  This multi-year effort will require employees from every aspect of the business to pull together and design and implement processes and procedures that will equip the Company to meet today’s and tomorrow’s business challenges. In doing so, we will build systems and processes that will enable us to improve your Company’s strength, sustainability and growth potential.  This is a very large multi-year effort which I firmly believe will set the foundation for the next phase of growth for your Company.

During this past year, we began to see results from our effort to redeploy pipeline and storage assets that are no longer required to serve our utility customers’ needs.  During 2011, Laclede Gas entered into a transaction in which it sold 320,000 barrels of propane from excess inventory, which resulted in a net gain of $6.1 million.  While this type of transaction is not replicable year after year, it is part of a process and commitment to continually focus on maximizing the value of the assets and resources available and balance the needs of our customers and shareholders.

Mark indicated that  fiscal 2011 was a challenging one for Laclede Energy Resources, or LER.  Earnings in the natural gas marketing industry are driven by regional price differentials and price volatility.  During the last few years, additional significant shale-based gas supplies have been brought to the marketplace significantly depressing the price of natural gas.  The current norm in the marketplace is that of narrow price differentials and limited price volatility.  This environment caused LER to experience reduced margins on sales of natural gas and lower sales volumes.  Despite the realities of the very challenging marketplace, LER remains solidly profitable and is well positioned to continue to make significant earnings contributions to The Laclede Group.

To take the initiative on pipeline integrity, this past year, we implemented a program focused on replacing certain older facilities, well in advance of the end of their expected life, resulting in a newer, more efficient distribution system.

This has been a year of strategic activity and preparing for the future.  I am confident that your Company is poised for future success, in part, because I know how far we have come and how much we have improved the Company in just the past few years.

Back in 2000, we launched a strategic plan that focused efforts on stabilizing our core utility earnings, while at the same time looking for business opportunities that would allow us to parlay our fundamental knowledge of the natural gas industry into growing and expanding the organization.  We formed The Laclede Group, Inc., which became operational on October 1, 2001, as our platform for executing our strategy.

As some of our long-time shareholders will remember, our stock was trading around $24 during 2001 and 2002 as we started to execute on this strategy.  During the same period, our dividends were $1.34 per share and had not increased since 1999.  For fiscal 2001, our total revenues first reached $1 billion, almost double the prior year’s revenue due to a run up in gas costs.

In 2002, we purchased SM&P Utility Resources, Inc., one of the nation’s largest underground facilities locating and marking service companies and, we began building Laclede Energy Resources, Inc. (LER), which has grown from two employees and $69 million in operating revenues to 16 employees today and nearly $1.1 billion in operating revenues at its high in 2008.  Throughout this period, our stock price responded positively, as it climbed to a high of $32.40 in 2004 and then to $36.95 in 2006.  Our dividend was following suit, as we raised it to $1.36 and $1.43 in those respective years.

Today, as we continue to execute our strategy, which has changed your Company from a natural gas local distribution company in 2001 to a holding company with both regulated and unregulated natural gas businesses that regularly approaches $2 billion in revenue, our stock is trading regularly in the $40 range, and our dividends have grown to $1.66 per share.  Your Company has come a long way in the past decade, and even more importantly, we are poised for future growth at a very promising time for the natural gas industry.

In the future, natural gas is destined to play a large role in meeting the country’s energy needs due to its abundance, favorable economic and operational attributes, and strong environmental benefits.  In fact, its prospects as the country’s fuel of choice are brighter than at any time since I began working in the natural gas industry 40 years ago.  In terms of its abundance, there has been a virtual revolution in the natural gas fields over the past few years.  Through the expanded use of horizontal drilling practices combined with high pressure injections of water (hydraulic fracturing, or fracking), trillions of cubic feet of natural gas have been freed from shale rock formations, resulting in the creation of massive new production fields in states such as Oklahoma, Pennsylvania and New York.  With these new fields have come tens of thousands of new jobs, billions of dollars in added tax revenues, and lower prices for all consumers.  The end result of this remarkable surge in gas production has been to increase known gas reserves to the point where they are now sufficient to meet the country’s existing requirements for at least another one hundred years.

Its abundance is not the only thing that natural gas has going for it.  Natural gas is the cleanest fossil fuel available today.   Due in large part to these favorable characteristics, the Energy Information Administration projects that over the next 25 years, natural gas will be used to fuel 60 percent of the new electric generation capacity installed over that period, or nearly double its existing share of the electric generation market.

Suffice it to say that the future has never been brighter for natural gas, of this I am sure.

Before I close this morning, I want to join Mark in acknowledging the retirement of our Controller, Jim Fallert, or as he is known, “The Professor”.  Jim has applied his keen mind to many of our Company’s most complex financial challenges and issues for more than 35 years.  His other nickname, Dr. Fallert, recognizes his rare ability to understand, explain and solve complex financial issues.  I thank Jim for all of his years of service and for his many contributions and wish him the best on his retirement.

I believe that an organization is only as good as the commitment, dedication and skill of the people engaged in its daily operations. I would like to express my personal and profound thanks to my colleagues who have contributed so much to your Company’s success through the years.  Their commitment to our shareholders, customers, to the communities we serve and to each other has been, and will continue to be, the foundation of our success.  Moreover, I want to thank the members of the Board of Directors for their ongoing dedication, guidance and support.  Thank you.

Finally, as I turn the podium, and your Company over to Suzanne Sitherwood, I am confident that the future is bright not only for the natural gas industry as a whole, but your Company in particular.  Suzanne is an experienced industry leader in her own right who will dedicate her leadership style, strategic focus, talents and skills to continue to successfully build your Company.

Thank you for your confidence in me and this management team over the last twenty one years.

President’s remarks:

I’ve had the pleasure of working with Doug Yaeger for more than 10 years.  While Doug has been an industry leader who has accomplished much in Missouri, he’s also quite accomplished in the national industry, and I am honored to be his successor. As you may know, Doug was recently awarded the American Gas Association’s highest honor, The Distinguished Service Award.  That was a well-deserved honor.  Thank you Doug for your support and time over these last few months that have positioned us for a seamless leadership transfer and which will allow me to hit the ground running.  Thanks also to The Laclede Group Board of Directors for their ongoing dedication, guidance and support.

You just heard Doug and Mark talk about the financial health of the company.

▪	The Laclede Group is performing at a very high level, reaching record earnings in 2011 on a Net Economic Earnings basis, and showing strong earnings already in 2012.
▪
Your Company has taken the right steps to successfully navigate the ongoing challenges of today’s marketplace. Our core regulated business is solid and growing. It’s profitable and positioned for future opportunities. LER is profitable and has a long-term revenue and margin growth plan in place.

▪	The financial strength of The Laclede Group supports the continued payment of robust dividends and investment in strategic opportunities.
▪	With our “A” range credit rating reaffirmed once again by Standard & Poor’s, Moody’s and Fitch, we are ready and able to grow.
▪	It’s important to know that our credit ratings and ability to borrow funds differentiate us in the market…

And that is why I am here. I wouldn’t be here if this were a company to fix. I am here because this is a company ready to grow…and that’s what I want to talk with you about for the next few minutes.

As many of you know, I love to talk about the natural gas business and our opportunities.  But for this morning, I’ve whittled my remarks down and focused them around three key concepts that outline the direction we’re headed this year:
1.	What it means to be Prepared for Growth.
2.	The Future of Natural Gas and how the Midwest Market is unique, and ready for Laclede.
3.	What’s the Go Strategy?

1. Prepared for Growth
▪
Laclede is a very strong organization, as you know, and has a lot of capacity to grow. We are, indeed, “prepared for growth.” When the opportunity to join as President and CEO presented itself, it felt like a very natural fit, and I knew I wanted to be part of Laclede’s evolution. As you know from Doug and Mark’s comments earlier, the platform for growth is solid:

➢	Laclede has been building financial strength for the past decade.
➢	You heard it from Doug…in 2001 stock was trading at $24/share—today it trades around $40/share. That is impressive.
➢	The formation of The Laclede Group in 2001 set the foundation for acquisition. Having proved a successful strategy and structure, we’re ready to build.
➢
Over the past 10 years, new processes and systems have been developed through our employees’ efforts to continuously improve. We’re in the midst of a massive technology upgrade that we call newBLUE—because it means a new day for Laclede in terms of our operational efficiency and ability to provide best in class service to our customers.

➢
As Doug mentioned in his remarks, a new culture is in the making, too.  Our employees are better trained and better equipped than ever before. And we are poised to take communications with our employees to a whole new level.  The culture is changing all around us and will continue to evolve in the months ahead.  We will, however, preserve those aspects of our culture that have made us strong.

➢	We are uniquely positioned for growth. Our “A” credit rating gives us access to the resources necessary to grow through acquisition.

▪	So, is your Company prepared for growth? The answer is clearly yes.

2. The Future of Natural Gas and the Midwest Market.

Next question:  Are America and the Midwest ready for the shift to natural gas? Is Laclede poised to be a leading organization in the Midwest?  The answer is yes to both questions.

▪
Nationally, natural gas is beginning to be recognized as the country’s fuel of choice. With new technologies that ensure a domestic gas supply for the next 100 years, the cleanest delivery in the energy production industry, and a reliable pipeline system solidly in place, America is ready to run on natural gas.

▪
You know what they say…location, location, location…Laclede is sitting in the heart of the Midwest Market. The perfect location to lead the effort to expand and coordinate natural gas supply and distribution…

➢	Abundant supplies of shale gas are being produced in traditional production areas in Texas, Oklahoma and Louisiana, as well as newer production areas in Pennsylvania, New York and Ohio.

➢
The abundance of this shale gas has driven pipeline companies to construct a spider web of pipelines across the country that not only enables us to provide very affordable natural gas to our utility customers, but also creates unique natural gas marketing opportunities throughout the Midwest.

With the Midwest having direct access to new supplies of shale gas, the Midwest is ready to run on natural gas.

3. Go Strategy.

We have established that Laclede is ready to grow. We’ve established that the Midwest Market is the ideal location for that growth. The question remains as to whether or not we achieve the trifecta with a solid Go Strategy.  I say the answer to that question is Yes. We have four imperatives to achieve “go”:

1.
Develop and invest in emerging technologies.  The reality is that coal-fired generating facilities have outlived their useful lives, and natural gas prices are at very affordable levels making natural gas a very attractive fuel for power generation, as well as direct use.  Moreover, micro-turbines, which can use natural gas to produce reliable electricity with very low emissions, have a promising future, as do other technologies that use natural gas to produce electricity.  Another emerging market that we are investigating is CNG vehicles.  With natural gas supplies abundant, fuel prices that compare very favorably to gasoline, and greater availability and affordability of vehicles, this market could hold promise in the future.

2.
Pursue regulated growth.  We know how to run a regulated utility efficiently, safely and profitably.  One path for growth is to acquire other regulated natural gas distribution utilities and apply our operating model to them.

3.
Invest in infrastructure.  The new processes, procedures and systems that we are implementing in the course of newBLUE will position us to efficiently and effectively assimilate and operate companies we acquire in the future.  Additionally, we focused on upgrading our regulated utility’s distribution system to ensure its continued safe, reliable and efficient operation.  Minding, and strengthening, our business at home enables us to venture out and invest in other opportunities with confidence.

4.
Leverage current business unit competencies to enhance growth.  As we implement our growth strategy, we will be building on the skills and competencies that we have developed through years of experience and our focus on adopting leading practices.  As we move forward, we will continually focus on aligning our organization for success on a broader scale.

When I began these remarks, I told you that I didn’t come here to fix something; I came here to grow something.  As we’ve talked today, I think we can agree that I came here for the right reasons:

✓	Your Company is Prepared for Growth.
✓	Natural Gas is the fuel of the future. And the Midwest Market is ready for us.
✓	We have a solid Go Strategy.

It’s clear that Laclede is solid, with dedicated, skilled and caring employees.  It’s clear that we’re in the right place at the right time. It’s clear that you, our shareholders, are ready for growth. The only thing left to say is…thank you…in advance.

Thank you for your investment, your trust and belief. Thank you for the opportunity to follow in the footsteps of an industry giant named Doug Yaeger, and thank you for the opportunity to lead the very solid company named Laclede.  I plan to make you proud as the President and CEO of the Laclede team, and continue to fulfill the prosperous destiny that is unfolding before us.